Exhibit 3.1

AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

HOME INNS & HOTELS MANAGEMENT INC.

(as adopted by special resolution passed on 22 June 2006 and effective 29 June 2006)

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

HOME INNS & HOTELS MANAGEMENT INC.

(as adopted by special resolution passed on 22 June 2006 and effective 29 June 2006)

1.	The name of the Company is Home Inns & Hotels Management Inc..

2.	The registered office of the Company shall be at the offices of M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each member is limited to the amount from time to time upaid on such member’s shares.

5.	The authorised share capital of the Company is US$1,000,000.00 divided into 200,000,000 shares of US$0.005 each, comprised of 177,075,114 ordinary shares of par value US$0.005 each, 17,241,400 Series A Preference Shares of par value US$0.005 each, 2,417,645 Series B Preference Shares of par value US$0.005 each and 3,265,841 Series C Preference Shares of par value US$0.005 each and each class of shares shall carry their respective rights, preferences, privileges and restrictions set forth in the Articles of Association of the Company.

6.	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2004 REVISION)

OF THE CAYMAN ISLANDS

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

HOME INNS & HOTELS MANAGEMENT INC.

(as adopted by special resolution passed on 22 June 2006 and effective 29 June 2006)

PRELIMINARY

1.	The regulations in Table A in the First Schedule to the Law shall not apply to the Company.

INTERPRETATION

2.	(a) In these Articles, save where the context otherwise requires: -

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any);

“the Company”	means the above named Company;

“the Board” and “the Directors”	means the Directors for the time being of the Company or the Director present at a duly convened meeting of Directors at which a quorum is present;

“Dividend”	includes bonuses, distributions in specie and in kind, capital distributions and capitalisation issues;

“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision) of the Cayman Islands;

“Group Company”	means each of Home Inns Beijing Home Inns Shanghai and the Relevant Subsidiary;

“Home Inns Beijing”	means Home Inns Hotel Management (Beijing) Limited;

“Home Inns Shanghai”	means Home Inns Hotel Management (Shanghai) Limited;

“Law”	means the Companies Law (2004 Revision) of the Cayman Islands;

“member”	has the same meaning as the Law;

“month”	means calendar month;

“ordinary resolution”	means a resolution passed by a simple majority of the members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes an unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each member is entitled by these Articles;

“ordinary shares”	means the ordinary shares of par value of US$0.005 each in the capital of the Company;

“the Office”	means the registered office of the Company for the time being;

“Original Issue Date”	means the date of the first sale and issuance of Series C Preference Shares;

“paid up”	includes credited as paid up;

“Preference Shares”	means Series A Preference Shares, Series B Preference Shares and Series C Preference Shares;

“the Register”	means the register of members of the Company kept pursuant to the Law and includes any branch register kept pursuant to the Law;

“Relevant Subsidiary”	means any 75% owned subsidiary of the Company;

“the Secretary”	means the secretary for the time being of the Company, if any;

“the Seal”	means the common seal of the Company or any duplicate seal that the Company may have;

“Series A Preference Shares”	means the series A preference shares of par value of US$0.005 each in the capital of the Company;

“Series B Preference Shares”	means the series B preference shares of par value of US$0.005 each in the capital of the Company;

“Series C Preference Shares”	means the series C preference shares of par value of US$0.005 each in the capital of the Company;

“Shares”	means ordinary shares, Series A Preference Shares, Series B Preference Shares and Series C Preference Shares;

“special resolution”	has the same meaning as in the Law, and includes a unanimous written resolution;

“these Articles”	means the Articles of Association in their present form or as amended from time to time;

“in writing” and “written”	includes all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

(b)	In these Articles, if not inconsistent with the subject or context, words importing the singular number only shall include the plural number and vice versa, and words importing any gender shall include all genders and vice versa.

(c)	Subject as aforesaid, any words defined in the Law or any statutory modification thereof in force at the date at which these Articles become binding on the Company shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

(d)	The headings are inserted for convenience only and shall not affect the construction of these Articles.

(e)	In these Articles, Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

COMMENCEMENT OF BUSINESS

3.	(a)	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

(b)	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

THE OFFICE

4.	Subject to the provisions of the Law, the Office shall be at such place in the Cayman Islands as the Directors shall from time to time appoint.

SHARES

5.	(a)	Subject to the provisions of the Law, and save as provided by contract, the Memorandum of Association of the Company or these Articles (or any direction that may be given by the Company in general meeting) to the contrary and without prejudice to any rights attached to any existing Shares, all unissued shares shall be at the disposal of the Directors who may allot, grant options over, or otherwise deal with or dispose of the same to such persons, at such times, for such consideration and generally upon such terms and conditions as they think proper, but so that no shares of any class shall be issued at a discount except in accordance with the Law.

(b)	The Company may give such financial assistance for purposes of acquiring shares in the Company as is not prohibited by the Law.

(c)	For purposes of Article 8(b) the Directors are authorised to make statutory declarations or take such other steps as may be required by the Law in relation to the giving of financial assistance to acquire shares in the Company.

6.	The Company may make arrangements on the issue of shares for a difference between the holders of such shares in the amount of calls to be paid and the time of payment of such calls.

7.	If by the conditions of allotment of any shares the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment shall, when due, be paid to the Company by the person who for the time being is the registered holder of the shares, or his legal personal representative.

8.	(a)	Subject to the provisions of the Law, the Company may issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or the member. The redemption of Shares may be effected upon such terms and in such manner as the Company before or upon issue of the shares shall by ordinary resolution determine.

(b)	Subject to the provisions of the Law and Article 111A of these Articles, the Company may purchase its own shares (including redeemable shares) and without prejudice to the generality of the foregoing the Company may purchase its own shares (including any redeemable shares) in order to:

(i)	settle or compromise a debt or claim;

(ii)	eliminate a fractional share or fractional entitlement;

(iii)	fulfil an agreement in which the Company has an option or is obliged to purchase shares under an employee share scheme which had previously been approved by the Company in general meeting;

(iv)	comply with an order of court in accordance with the provisions of the Law.

(c)	Subject to the Law and Article 111A of these Articles, the Company may make a payment in respect of the redemption or purchase its own shares otherwise than out of its distributable profits or the proceeds of a fresh issue of shares.

(d)	For purposes of Article 8(c), the Directors are, subject to Article 111A of these Articles, authorised to make statutory declarations or take such other steps as may be required by the Law in relation to the redemption or purchase by the Company of its own shares out of capital.

9.	Subject to the provisions of these Articles, the Company shall not, except as required by law, be bound by or required in any way to recognise any contingent, future, partial or equitable interest in any share or in any fractional part of a share, or any other right in respect of any share, or any other claim to or in respect of any such share on the part of any person (even when having notice thereof) except an absolute right to the entirety thereof in the registered holder.

10.	The Company may in connection with the issue of any shares exercise all powers of paying interest out of capital and of paying commission and brokerage conferred or permitted by the Law.

11.	No person shall become a member until his name shall have been entered into the Register.

JOINT HOLDERS OF SHARES

12.	Where two or more persons are registered as the holders of any share they shall be deemed to hold the same as joint tenants with benefit of survivorship, subject to the following provisions:-

(a)	the Company shall not be bound to register more than three persons as the holders of any shares except in the case of the legal personal representative of a deceased member;

(b)	the joint holders of any shares shall be liable severally as well as jointly in respect of all payments which ought to be made in respect of such shares;

(c)	on the death of any one of such joint holders the survivor or survivors shall be the only person or persons recognised by the Company as having any title to such shares, but the Directors may require such evidence of death as they may deem fit;

(d)	any one of such joint holders may give effectual receipts for any dividend, return of capital or other payment in the share; and

(e)	the Company shall be at liberty to treat the person whose name stands first in the Register as one of the joint holders of any shares as solely entitled to delivery of the certificate relating to such shares, or to receive notices from the Company, and to attend and vote at general meetings of the Company, and any notice given to such person shall be deemed notice to all the joint holders; but any one of such joint holders may be appointed the proxy of the persons entitled to vote on behalf of such joint holders, and as such proxy to attend and vote at general meetings of the Company, and if more than one of such joint holders be present at any meeting personally or by proxy that one so present whose name stands first in the Register in respect of such shares shall alone be entitled to vote in respect thereof.

SHARE CERTIFICATES

13.	Every member shall, without payment, be entitled to receive within two months after allotment or lodgment of an instrument of transfer, or within such other period as the conditions of issue may provide, a certificate for all his shares of any particular class, or several certificates, each for one or more of his shares, upon payment of such fee, not exceeding two dollars for every certificate after the first, as the Directors shall from time to time determine, provided that in the event of a member transferring part of the shares represented by a certificate in his name a new certificate in respect of the balance thereof shall be issued in his name without payment and, in the case of joint holders, the Company shall not be bound to issue more than one certificate for all the shares of any particular class registered in their joint names.

14.	Every share certificate shall be issued under the Seal and shall specify the number and class of shares, and, if required, the distinctive numbers thereof comprised therein, the amount paid up thereon and, if appropriate, whether such shares carry no voting rights. No certificate shall be issued in respect of more than one class of shares. If there shall be more than one class of shares then each certificate of every class shall state thereon that the share capital is divided into different classes and the par value of the voting rights attaching to each class.

15.	If any share certificate shall be worn out, defaced, destroyed or lost, it may be renewed on such evidence being produced as the Directors shall require, and in case of wearing out or defacement, on delivery up of the old certificate, and in case of destruction or loss, on the execution of such indemnity (if any), as the Directors may from time to time require. In case of destruction or loss, the person to whom such renewed certificate is given shall also bear and pay to the Company all expenses incidental to the investigation by the Company of the evidence of such destruction or loss and of such indemnity.

CONVERSION RIGHTS OF PREFERENCE SHARES

16.	The holders of the Preference Shares shall have conversion rights as follows:

(a)	Right to Convert Series A Preference Shares. Unless converted earlier pursuant to paragraph 16(e) below, each Series A Preference Share, at the option of its holder thereof, at the office of the Company or any transfer agent for the Series A Preference Shares, shall be convertible into such number of fully paid and nonassessable ordinary shares as is determined by dividing US$0.232 (the “Series A Original Issue Price”) for each Series A Preference Share by the Series A Conversion Price (as defined below) in effect at the time of the conversion. The initial Series A Conversion Price shall be US$0.232 per Series A Preference Share. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided. Rights of holders of Series A Preference Shares provided in this paragraph 16(a) and paragraphs 16(d)-(f) are referred hereinafter as “Series A Conversion Rights”.

(b)	Right to Convert Series B Preference Shares. Unless converted earlier pursuant to paragraph 16(e) below, each Series B Preference Share, at the option of its holder thereof, at the office of the Company or any transfer agent for the Series B Preference Shares, shall be convertible into such number of fully paid and nonassessable ordinary shares as is determined by dividing US$0.3309 (the “Series B Original Issue Price”) for each Series B Preference Share by the Series B Conversion Price (as defined below) in effect at the time of the conversion. The initial Series B Conversion Price shall be US$0.3309 per Series B Preference Share. Such initial Series B Conversion Price shall be subject to adjustment as hereinafter provided. Rights of holders of Series B Preference Shares provided in this paragraph 16(b) and paragraphs 16(d)-(f) are referred hereinafter as “Series B Conversion Rights”.

(c)	Right to Convert Series C Preference Shares. Unless converted earlier pursuant to paragraph 16(e) below, each Series C Preference Share, at the option of its holder thereof, at the office of the Company or any transfer agent for the Series C Preference Shares, shall be convertible into such number of fully paid and nonassessable ordinary shares as is determined by dividing US$1.531 (the “Series C Original Issue Price”) for each Series C Preference Share by the Series C Conversion Price (as defined below) in effect at the time of the conversion. The initial Series C Conversion Price shall be US$1.531 per Series C Preference Share. Such initial Series C Conversion Price shall be subject to adjustment as hereinafter provided. Rights of holders of Series C Preference Shares provided in this paragraph 16(c) and paragraphs 16(d)-(f) are referred hereinafter as “Series C Conversion Rights”.

(d)	Adjustment to Series A Conversion Price, Series B Conversion Price and Series C Conversion Price. Initial Series A Conversion Price, initial Series B Conversion Price and initial Series C Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in paragraphs 16(a), (b) and (c) shall limit the automatic conversion rights of Preference Shares described in paragraph 16(e) below.

(e)	Automatic Conversion. Each Preference Share shall automatically be converted into ordinary shares at the then applicable conversion price for such series of Preference Shares (each a “Conversion Price”), immediately upon (i) the closing of a firm commitment underwritten public offering of the ordinary shares on an internationally recognized stock exchange at a per-share price of no less than three (3) times the Series A Original Issue Price (adjusted to reflect share splits, share dividends, combinations, consolidations, recapitalizations and the like); or (ii) the consent of the holders of a majority of the then outstanding Preference Shares.

(f)	Mechanics of Conversion. The Company shall give effect to a conversion by means of the redemption of the Preference Shares to be converted and the immediate re-subscription of the redemption proceeds in paying up the new ordinary shares. No fractional ordinary shares shall be issued upon conversion of any Preference Shares. In lieu of any fractional share to which the holder would otherwise be entitled (after aggregating all shares into which the applicable series of Preference Shares held by such holder could be converted), the Company shall pay cash equal to such fraction multiplied by the then fair market value of the ordinary shares, as determined by the Board. Before any holder of the Preference Shares shall be entitled to convert the same into full ordinary shares, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such Preference Shares to be converted, and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of the Preference Shares, a certificate or certificates for the number of ordinary shares to which such holder shall be entitled, together with a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional ordinary shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preference Shares to be converted, or in the case of conversion pursuant to Article 16(e)(i), on the effective date of the offering as provided in Article 16(e)(i) above, and the person or persons entitled to receive the ordinary shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such ordinary shares on such date; provided, that if any such conversion is made in connection with any transaction that would, if completed, constitute a liquidation of the Company for purposes of Article 140 hereof, or in connection with any public offering of the Company’s securities, then such conversion may be made contingent upon, and effective only as of, the closing of such transaction or offering.

(g)	Adjustments to Conversion Price for Diluting Issues.:

(i)	Special Definitions. For purposes of this Article 16(g), the following definitions shall apply:

(1)	“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either ordinary shares or Convertible Securities.

(2)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than Series A Preference Shares, Series B Preference Shares, Series C Preference Shares or ordinary shares outstanding as at the Original Issue Date) or other securities convertible into or exchangeable for ordinary shares.

(3)	“Additional Ordinary Shares” shall mean all ordinary shares issued (or, pursuant to Article 16(g)(iii), deemed to be issued) by the Company after the Original Issue Date, other than ordinary shares issued or issuable (or pursuant to Article 16(g)(iii), deemed to be issued).

(A)	upon conversion of the Series A Preference Shares;

(B)	upon conversion of the Series B Preference Shares;

(C)	upon conversion of the Series C Preference Shares;

(D)	to officers, directors or employees of, or consultants to, the Company pursuant to a share grant, option plan or purchase plan or other share incentive program or agreement approved by a majority of the Board;

(E)	to any bank, equipment lessor, creditor, landlord, supplier or customer pursuant to a transaction that is for primarily non-financing purposes and approved by a majority of the Board; or

(F)	pursuant to acquisitions, licenses, joint ventures or transactions with strategic partners which are for primarily non-financing purposes and approved by a majority of the Board.

(ii)	No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price of a Series A Preference Share shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series A Conversion Price in effect on the date of, and immediately prior to such issue. No adjustment in the Series B Conversion Price of a Series B Preference Share shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series B Conversion Price in effect on the date of, and immediately prior to such issue. No adjustment in the Series C Conversion Price of a Series C Preference Share shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series C Conversion Price in effect on the date of, and immediately prior to such issue.

(iii)	Deemed Issue of Additional Ordinary Shares.

(1)	Options and Convertible Securities. In the event, at any time or from time to time after the Original Issue Date, the Company shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of ordinary shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 16 (g)(v) hereof) of such Additional Ordinary Shares would be less than the Conversion Price in effect on the date of, and immediately prior to, such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(A)	no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or ordinary shares upon the exercise of such Options or conversion or exchange of such Convertible Securities; and

(B)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or in the number of ordinary shares issuable (including a change resulting from the expiration of such Options or the rights of conversion or exchange of such Convertible Securities) upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

(2)	Share Dividends. In the event the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the ordinary shares payable in ordinary shares, Options or Convertible Securities, Additional Ordinary Shares shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders or any class of securities entitled to receive such dividend.

(iv)	Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares. In the event the Company shall issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 16(g)(iii)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of, and immediately prior, to such issue, then, and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) equal to the amount of consideration per share received by the Company as a result of such issuance of Additional Ordinary Shares.

(v)	Determination of Consideration. For purposes of this Article 16(g), the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(1)	Cash and Property: Such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends, and provided further that no deduction shall be made for any reasonable and customary commissions or expenses paid or incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

(B)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board provided that such fair market value shall not exceed the aggregate current market price of the ordinary shares being issued; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be computed as the portion of such consideration so received in respect of the Additional Ordinary Shares computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(2)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Section 16(g)(iii), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of ordinary shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(3)	Share Dividends. Any additional ordinary shares deemed to have been issued relating to a share dividend shall be deemed to have been issued for no consideration.

(h)	Adjustment for Share Splits and Combinations. Any adjustment under this Section 16(h) shall become effective at the close of business on the date the subdivision or combination becomes effective and are as follows:

(i)	If the Company at any time or from time to time effects a subdivision of the outstanding ordinary shares, the Series A Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; provided, however, that if the Company simultaneously effects the same subdivision of the outstanding Series A Preference Share as is undertaken with respect to the ordinary shares, then both the Series A Original Issue Price and the Series A Conversion Price shall be proportionately decreased;

(ii)	Conversely, if the Company at any time or from time to time combines the outstanding ordinary shares, the Series A Conversion Price then in effect immediately before the combination shall be proportionately increased; provided, however, that if the Company simultaneously effects the same combination of the outstanding Series A Preference Shares as is undertaken with respect to the ordinary shares, then both the Series A Original Issue Price and the Series A Conversion Price shall be proportionately increased;

(iii)	If the Company at any time or from time to time effects a subdivision of the outstanding ordinary shares, the Series B Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; provided, however, that if the Company simultaneously effects the same subdivision of the outstanding Series B Preference Share as is undertaken with respect to the ordinary shares, then both the Series B Original Issue Price and the Series B Conversion Price shall be proportionately decreased; and

(iv)	Conversely, if the Company at any time or from time to time combines the outstanding ordinary shares, the Series B Conversion Price then in effect immediately before the combination shall be proportionately increased; provided, however, that if the Company simultaneously effects the same combination of the outstanding Series B Preference Shares as is undertaken with respect to the ordinary shares, then both the Series B Original Issue Price and the Series B Conversion Price shall be proportionately increased.

(v)	If the Company at any time or from time to time effects a subdivision of the outstanding ordinary shares, the Series C Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; provided, however, that if the Company simultaneously effects the same subdivision of the outstanding Series C Preference Share as is undertaken with respect to the ordinary shares, then both the Series C Original Issue Price and the Series C Conversion Price shall be proportionately decreased; and

(iv)	Conversely, if the Company at any time or from time to time combines the outstanding ordinary shares, the Series C Conversion Price then in effect immediately before the combination shall be proportionately increased; provided, however, that if the Company simultaneously effects the same combination of the outstanding Series C Preference Shares as is undertaken with respect to the ordinary shares, then both the Series C Original Issue Price and the Series C Conversion Price shall be proportionately increased.

(i)	Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of ordinary shares entitled to receive, a dividend or other distribution payable in additional ordinary shares, then and in each such event:

(i)	the Series A Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction (1) the numerator of which is the total number of ordinary shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (2) the denominator of which shall be the total number of ordinary shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, plus the number of ordinary shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Article 16(i)(i) as of the time of actual payment of such dividends or distributions; and

(ii)	the Series B Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction (1) the numerator of which is the total number of ordinary shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (2) the denominator of which shall be the total number of ordinary shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, plus the number of ordinary shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this Article 16(i)(ii) as of the time of actual payment of such dividends or distributions.

(iii)	the Series C Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Series C Conversion Price then in effect by a fraction (1) the numerator of which is the total number of ordinary shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (2) the denominator of which shall be the total number of ordinary shares issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, plus the number of ordinary shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Conversion Price shall be adjusted pursuant to this Article 16(i)(iii) as of the time of actual payment of such dividends or distributions.

(j)	Adjustments for Other Distributions. In the event the Company shall declare a distribution to holders of ordinary shares payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Articles 16(h) and 16(i), then, in each such case for the purpose of this Article 16(j), the holders of the Preference Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of ordinary shares of the Company into which their Preference Shares are convertible as of the record date fixed for the determination of the holders of ordinary shares of the Company entitled to receive such distribution.

(k)	Adjustments for Reclassification. If the ordinary shares issuable upon the conversion of the Preference Shares is changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a share dividend, as provided for elsewhere in this Article 16), then and in any such event each holder of Preference Shares shall have the right thereafter to convert such shares into the kind and amount of shares and other securities and property receivable upon such reclassification or other change, by holders of the number of ordinary shares into which such Preference Shares might have been converted immediately prior to such reclassification or change, all subject to further adjustment as provided herein.

(l)	No Impairment. The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of these Articles and in the taking of all such action as may be necessary or appropriate in order to protect rights of the holders of Preference Shares against impairment.

(m)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 16, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preference Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of the Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price and the Original Issue Price at the time in effect, and (iii) the number of ordinary shares and the amount, if any, of other property which at the time would be received upon the conversion of the applicable Preference Shares.

(n)	Notices of Record Date. In the event that the Company shall propose at any time:

(i)	to declare any dividend or distribution upon its ordinary shares, whether in cash, property, shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)	to offer for subscription pro rata to the holders of any class or series of its shares any additional shares of any class or series or other rights;

(iii)	to effect any reclassification or recapitalization of its outstanding ordinary shares involving a change in the ordinary shares; or

(iv)	to merge or consolidate with or into any other company, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of the Preference Shares:

(1)	at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights and a description thereof (and specifying the date on which the holders of ordinary shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2)	in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of ordinary shares shall be entitled to exchange their ordinary shares for securities or other property deliverable upon the occurrence of such event). Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preference Shares at the address for each such holder as shown on the books of the Company.

(o)	Reservation of Shares Issuable. The Directors shall at all times reserve and keep available out of the Company’s authorized but unissued ordinary shares, solely for the purpose of effecting the conversion of the Preference Shares, such number of ordinary shares as shall from time to time be sufficient to effect the conversion of all outstanding Preference Shares; and if at any time the number of authorized but unissued ordinary shares shall not be sufficient to effect the conversion of all then outstanding Preference Shares, the Directors will recommend that the members take such action as may be necessary to increase the Company’s authorized but unissued ordinary shares to such number of shares as shall be sufficient for such purpose.

CALL ON SHARES

17.	(a)	The Directors may from time to time make calls upon the members in respect of all monies unpaid on their shares (whether on account of the par value of the shares or by way of premium) but subject always to the terms of issue of such shares, and any such call may be made payable by installments.

(b)	Each member shall, subject to receiving at least fourteen days notice specifying the time or times and place for payment, pay to the Company the amount called on his shares and at the time or times and place so specified. The non-receipt of a notice of any call by, or the accidental omission to give notice of a call to, any of the members shall not invalidate the call.

18.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed. A call may be revoked, varied or postponed as the Directors may determine.

19.	If any part of a sum called in respect of any shares or any installment of a call be not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall be liable to pay interest on the outstanding part thereof at such rate as the Directors shall determine from the day appointed for the payment of such call or installment to the time of discharge thereof in full; but the Directors may, if they shall think fit, waive the payment of such interest or any part thereof.

20.	If, by the terms of the issue of any shares or otherwise, any amount is made payable upon allotment or at any fixed time, whether on account of the nominal amount of the shares or by way of premium, every such amount shall be payable as if it were a call duly made and payable on the date on which by the terms of the issue the same becomes payable; and all the provisions thereof with respect to the payment of calls and interest thereon, or to the forfeiture of shares for non-payment of calls, shall apply to every such amount and the shares in respect of which it is payable in the case of non-payment thereof.

21.	The Directors may, if they shall think fit, receive from any member willing to advance the same all or any part of the monies uncalled and unpaid upon any shares held by him; and upon all or any of the monies so paid in advance the Directors may (until the same would, but for such payment in advance, become presently payable) pay interest at such rate as may be agreed upon between the member paying the monies in advance and the Directors. The Directors may also at any time repay the amount so advanced upon giving to such member one month’s notice in writing.

22.	On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the member sued is entered in the Register as the holder, or one of the holders, of the shares in respect of which such debt accrued; that the resolution making the call is duly recorded in the Minute Book; and that notice of such call was duly given to the member sued in pursuance of these Articles; and it shall not be necessary to prove the appointment of the Directors who made such call, nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

23.	No member shall, unless the Directors otherwise determine, be entitled to receive any dividend, or, subject to the Law, to receive notice of or to be present or vote at any general meeting, either personally or (save as proxy for another member) by proxy, or to exercise any privileges as a member, or be reckoned in a quorum, until he shall have paid all calls or other sums for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expenses (if any).

FORFEITURE

24.	If any member fails to pay in full any call or installment of a call on the day appointed for payment thereof, the Directors may at any time thereafter, during such time as any part of the call or installment remains unpaid, serve a notice on him requiring him to pay so much of the call or installment as is unpaid together with interest accrued and any expenses incurred by reason of such non-payment.

25.	The notice shall name a further day (not being less than fourteen days from the date of the notice) on or before which such call or installment or part thereof and all interest accrued and expenses incurred by reason of such non-payment are to be paid, and it shall also name the place where payment is to be made, such place being either the Office, or some other place at which calls of the Company are usually made payable. The notice shall also state that, in the event of non-payment at or before the time and at the place appointed, the shares in respect of which such call or installment is payable will be liable to be forfeited.

26.	If the requirements of any such notice as aforesaid be not complied with, any shares in respect of which such notice has been given may, at any time thereafter before the payment required by the notice had been made, be forfeited by a resolution of the Directors to that effect, and any such forfeiture shall extend to all dividends declared in respect of the shares so forfeited but not actually paid before such forfeiture. The Directors may accept the surrender of any shares liable to be forfeited hereunder and in such case references in these Articles to forfeiture shall include surrender.

27.	Any shares so forfeited shall be deemed for the purposes of this Article to be the property of the Company, and may be sold, re-allotted or otherwise disposed of either subject to or discharged from all calls made or installments due prior to the forfeiture, to any person, upon such terms and in such manner and at such time or times as the Directors think fit. For the purpose of giving effect to any such sale or other disposition the Directors may authorise some person to transfer the shares so sold or otherwise disposed of to the purchaser thereof or any other person becoming entitled thereto.

28.	The Directors may, at any time before any shares so forfeited shall have been sold, re-allotted or otherwise disposed of, annul the forfeiture thereof upon such conditions as they think fit.

29.	Any person whose shares have been forfeited shall thereupon cease to be the holder of any such shares but shall notwithstanding be and remain liable to pay to the Company all calls, installments, interest and expenses owing upon or in respect of such shares at the time of the forfeiture together with interest thereon from the time of forfeiture until payment at such rate as the Directors shall think fit and without any deduction or allowance for the value of the shares at the time of forfeiture, and the Directors may enforce the payment of such monies or any part thereof and may waive payment of such interest wholly or in part.

30.	When any shares have been forfeited an entry shall be made in the Register recording the forfeiture and the date thereof, and so soon as the shares so forfeited have been sold or otherwise disposed of an entry shall also be made of the manner and date of the sale or disposal thereof.

LIEN

31.	The Company shall have a first and paramount lien on every share for all monies outstanding in respect of such share, whether presently payable or not, and the Company shall also have a first and paramount lien on every share standing registered in the name of a member, whether singly or jointly with any other person or persons, for all the debts and liabilities of such member or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such member, and whether the same shall have fallen due for payment or not, and notwithstanding that the same are joint debts or liabilities of such member or his estate and any other person, whether a member or not. The Directors may at any time either generally or in any particular case waive any lien that has arisen, or declare any share to be wholly or in part exempt from the provisions of this Article.

32.	The Company may sell in such manner as the Directors think fit any share on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of the sum presently payable and giving notice of intention to sell in default shall have been given to the holder for the time being of the share or the person entitled thereto by reason of his death, bankruptcy or winding up or otherwise by operation of law or court order.

33.	The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debts or liabilities in respect whereof the lien existed so far as the same are presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the time of the sale. For giving effect to any such sale the Directors may authorise some person to transfer the shares so sold to the purchaser thereof.

34.	A statutory declaration in writing that the declarant is a Director of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. Such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together with the shares certificate delivered to a purchaser or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, surrender, sale, reallotment or disposal of the share.

TRANSFER OF SHARES

35.	The instrument of transfer of any shares in the Company shall be in writing and shall be executed by or on behalf of the transferor and by or on behalf of the transferee. The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the Register in respect thereof.

36.	Every instrument of transfer shall be lodged at the Office, or such other place as the Directors may determine, for registration accompanied by the certificate relating to the shares to be transferred and such other evidence as the Directors may require in relation thereto. All instruments of transfer which shall be registered shall be retained by the Company but, save where fraud is suspected, any instrument of transfer which the Directors may decline to register shall, on demand, be returned to the person depositing the same.

37.	There shall be paid to the Company in respect of the registration of a transfer and of any Grant of Probate or Letters of Administration, Certificate of Marriage or Death, Power of Attorney or other document relating to or affecting the title to any share or the making of any entry in the Register affecting the title to any share such fee (if any) as the Directors may from time to time require or prescribe.

38.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine and either generally or in respect of any class of shares provided always that such registration shall not be suspended for more than 30 days in any year.

39.	(a)	The Directors may at any time in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share whether or not it is a fully paid share.

(b)	The Directors may also decline to register any transfer unless:-

(i)	The instrument of transfer is in respect of only one class of shares;

(ii)	in the case of a transfer to joint holders, the number of joint holders to whom the shares are to be transferred does not exceed three; and

(iii)	the shares concerned are free of any lien in favour of the Company.

(c)	If the Directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

TRANSMISSION OF SHARES

40.	In case of the death of a member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

41.	(a)	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and, subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some person nominated by him registered as the transferee thereof, but the directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his death or bankruptcy, as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered he shall execute a transfer of the share in favour of that person. All the limitations, restrictions and provisions of these regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice or transfer were a transfer signed by the member.

42.	A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company:

PROVIDED always that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 days the Directors may thereafter withhold payment of all dividends or other monies payable in respect of the share until the requirements of the notice have been complied with.

43.	Any person to whom the right to any shares in the company has been transmitted by operation of law shall, if the Directors refuse to register the transfer, be entitled to call on the Directors to furnish within 28 days a statement of the reasons for the refusal.

STOCK

44.	The Company may from time to time by ordinary resolution convert any fully paid up shares into stock and may reconvert any stock into fully paid up shares of any denomination. After the passing of any resolution converting all the fully paid up shares of any class in the capital of the Company into stock, any shares of that class which subsequently become fully paid up and rank pari passu in all other respects with such shares shall, by virtue of this Article and such resolution, be converted into stock transferable in the same units as the shares already converted.

45.	The holders of stock may transfer the same or any part thereof in the same manner and subject to the same regulations as the shares from which the stock arose might prior to conversion have been transferred or as near thereto as circumstances admit. The Directors may from time to time fix the minimum amount of stock transferable and restrict or forbid the transfer of fractions of such minimum, but the minimum shall not, without the sanction of an ordinary resolution of the Company, exceed the nominal amount of each of the shares from which the stock arose.

46.	The holders of stock shall, according to the amount of the stock held by them, have the same rights as regards dividends, voting at general meetings of the Company and other matters as if they held the shares from which the stock arose, but no such right (except as to participation in dividends and profits of the Company and in assets on a reduction of capital or a winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred such right.

47.	Such of these Articles as are applicable to fully paid up shares shall apply mutatis mutandis to stock, and the words “share” and “shareholder” therein shall include “stock” and “stockholder”.

INCREASE OF CAPITAL

48.	Subject to Articles 61A and 61B of these Articles, the Company may, from time to time, by ordinary resolution increase its authorised capital by such sum divided into shares of such amounts as the resolution shall prescribe.

49.	Subject to Articles 61A and 61B of these Articles, without prejudice to any special rights, privileges or restrictions for the time being attaching to any class of shares then existing in the capital of the Company, any new shares created pursuant to Article 48 may be issued upon such terms and conditions, and with such rights, privileges and restrictions attached thereto as the general meeting resolving upon the creation thereof shall direct or, if no such direction be given, as the Directors shall determine, and in particular such shares may be issued with a preferential, qualified or deferred right to dividends and in the distribution of assets of the Company, and with a special, or without any, right of voting.

50.	The general meeting resolving upon the creation of any new shares may direct that the same or any of them shall be offered in the first instance, and either at par or at a premium or (subject to the provisions of the Law) at a discount, to all the holders for the time being of any class of shares in the capital of the Company in proportion to the number of shares of such class held by them respectively, or make any other provisions as to the issue and allotment of the new shares.

51.	Subject to any direction or determination that may be given or made in accordance with the powers contained in these Articles all new shares created pursuant to Article 48 shall be subject to the same provisions herein contained with reference to the payment of calls, transfer, transmission, forfeiture, lien and otherwise as the shares in the capital of the Company existing at the date of creation of such new shares.

ALTERATIONS OF SHARE CAPITAL

52.	Subject to Articles 61A and 61B of these Articles, the Company may by ordinary resolution:-

(a)	subdivide its existing shares or any of them into shares of smaller amount than is fixed by the Memorandum of Association of the Company, provided that in the subdivision of an existing share the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived, and so that the resolution whereby any share is subdivided may determine that as between the holders of the shares resulting from such subdivision one or more of the shares may, as compared with the others, have any such preferred, deferred or other special rights or be subject to any such restrictions as the Company has power to attach to unissued or new shares;

(b)	consolidate and divide its capital or any part thereof into shares of larger amount than its existing shares; or

(c)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its authorised capital by the amount of the shares so cancelled.

53.	Subject to Articles 61A and 61B of these Articles, the Company may by special resolution reduce its share capital and any capital redemption reserve fund or any share premium account in any manner allowed by law.

54.	Where any difficulty arises in regard to any consolidation and division under paragraph (b) of Article 52, the Directors may settle the same as they think expedient and in particular may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the members who would have been entitled to the fractions, and for this purpose the Directors may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

MODIFICATION OF RIGHTS

55.	(a)	Subject to Articles 61A and 61B of these Articles, all or any of the rights attached to the Series A Preference Shares, the Series B Preference Shares or the Series C Preference Shares may, at any time, as well as before as during liquidation, be altered or abrogated either with the consent in writing of the holders of not less than three-fourths of the issued shares of the applicable series of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of the applicable series of the class, and all the provisions contained in these Articles relating to general meetings shall mutatis mutandis apply to every such meeting, but so that the quorum thereof shall be at least one person personally present and holding or representing by proxy a majority in par value of the issued shares of the applicable series of the class, and that any holder of shares of the applicable series of the class present in person or by proxy may demand a poll, and that each holder of shares of the applicable series of the class present in person or by proxy shall on a poll be entitled to one vote for each share of the applicable series of the class held by him.

(b)	The foregoing provisions of this Article shall apply to the variation or abrogation of the rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class, the rights whereof are to be varied. 56. The special rights conferred upon the holders of any shares or such class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

56.	The special rights conferred upon the holders of any shares or such class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

GENERAL MEETINGS

57.	(a)	The Company shall, if required by the Law, in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint.

(b)	All other general meetings shall be called extraordinary general meetings.

(c)	The Company may hold an annual general meeting, but shall not (unless required by the Law) be obliged to hold an annual general meeting.

58.	The Directors may, whenever they think fit, and shall, on requisition by members in accordance with the Law, proceed to convene an extraordinary general meeting. The provisions of the Law shall apply to any requisition and to any failure by the Directors to convene an extraordinary general meeting when so requisitioned.

NOTICE OF GENERAL MEETINGS

59.	An annual general meeting and a meeting called for the passing of a special resolution shall be called by 21 days notice in writing at the least, and a meeting of the Company other than an annual general meeting or a meeting for the passing of a special resolution shall be called by fourteen days notice in writing at the least. The notice shall specify the place, the day and the hour of meeting and, in case of special business, the general nature of that business, and shall be given in manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company in general meeting, to such persons as are, under the Articles of the Company, entitled to receive such notices from the Company:

PROVIDED that a meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in this Article, be deemed to have been duly called if it is so agreed: -

(a)	in the case of a meeting called as the annual general meeting, by all the members entitled to attend and vote thereat; and

(b)	in the case of any other meeting, by a majority in number of the members having a right to attend and vote at the meeting, being a majority together holding not less than 95 per cent in par value of the shares giving that right.

60.	The accidental omission to give notice of a meeting or (in cases where an instrument of proxy is sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

61.	Subject to Article 111A of these Articles, all business shall be deemed special that is transacted at an extraordinary general meeting and also all business that is transacted at an annual general meeting with the exception of: -

(a)	the declaration and sanction of dividends;

(b)	the consideration of the accounts and balance sheets and the reports of the Directors and other documents required to be annexed to the accounts;

(c)	the election of Directors in place of those retiring (if any);

(d)	the appointment of the Auditors of the Company and the fixing of, or the determination of the method of fixing, the remuneration of the Auditors.

61A.	Except as may otherwise be permitted by Law, no resolution shall be passed or other decision or action taken by or on behalf of the Company, or the Board, concerning any of the following matters with respect to the Company, Home Inns Beijing, Home Inns Shanghai or a Relevant Subsidiary without the affirmative vote or consent recorded in writing of the holders of at least eighty percent (80%) of the outstanding voting shares of the Company, and the Company shall procure, as applicable, that no resolution shall be passed or other decision of action taken by or on behalf of Home Inns Beijing, Home Inns Shanghai or a Relevant Subsidiary concerning any of the following matters without the affirmative vote or consent recorded in writing of the holders of at least eighty percent (80%) of the outstanding voting shares of the Company:

(i)	the creation or adoption of any new employee stock option plan;

(ii)	any consolidation, subdivision, conversion, increase or reduction of the share capital of each of the Company, Home Inns Beijing and Home Inns Shanghai or the alteration of any rights attaching thereto in any way;

(iii)	any change to the Memorandum or Articles of Association, the Charter Documents, or the memorandum or articles of association (or other similar charter documents) that would directly or indirectly affect adversely the preference, rights or privileges of the holders of Preference Shares;

(iv)	the acquisition of, or the provision of any direct or indirect financial assistance for the purpose of acquiring: (A) in the ordinary course of business and on an arm’s length basis, any (i) securities, or (ii) other entity or assets (in one transaction or a series of related transactions) with a value in excess of US$1,000,000 or (B) otherwise than in the ordinary course of business, any (i) securities; or (ii) other entity or assets (in one transaction or a series of related transactions) with a value in excess of US$400,000;

(v)	the consolidation or merger which results in the shareholders immediately prior to such transaction failing to own (in substantially the same percentages) more than 50% of the voting power of the surviving entity.

61B.	For so long as at least 25% of the Series C Preference Shares issued and outstanding as at the Original Issue Date shall remain outstanding, the Company shall not, and the Company shall procure that Home Inns Beijing, Home Inns Shanghai and the Relevant Subsidiary (each a “Group Company”) shall not, and each of the members undertakes to the other members that it shall exercise all its powers in relation to the Company and its subsidiaries so as to procure that, subject to any applicable law, that a Group Company shall not, without the approval of the holders of at least two-thirds of the Series C Preference Shares then outstanding voting as a separate class, take or permit any action that:

(i)	increases or decreases, whether by merger, reclassification or otherwise, the authorized Series C Preference Shares or effect any combination, split, or reclassification of the outstanding Series C Preference Shares into a smaller or larger number of shares or exchange or convert any Series C Preference Shares or require the exchange or conversion of any Series C Preference Shares, except as provided in these Articles;

(ii)	amends, alters or repeals, whether by merger, reclassification or otherwise, any provision of these Articles that alters or adversely affects the rights, preferences, conversion and other rights, voting powers or privileges of the Series C Preference Shares;

(iii)	authorizes (whether by merger, reorganization, reclassification or otherwise) or issues any shares of capital stock that rank senior to, or on parity with, the Series C Preference Shares as to dividends, distributions or liquidation preference (“Series C Senior Shares”);

(iv)	adopts any new stock option or other stock incentive plan or arrangement, increase the number of shares available for grant or issuance under any existing stock option or other stock incentive plan (collectively the “Option Plans”), or make any other material amendment to any such plan or arrangement; provided, however, that the Company may contemporaneously with the Original Issue Date increase the aggregate number of ordinary shares available for grant or issuance under its Option Plans to 9% of the enlarged issued share capital of the Company as of the Original Issue Date.

(v)	redeems, or declares, set aside or pays a dividend on, the ordinary shares or any other class of Preference Shares of the Company, Home Inns Beijing or Home Inns Shanghai (as the case may be) or repurchases any outstanding securities of the Company, Home Inns Beijing or Home Inns Shanghai (as the case may be);

(vi)	increases the authorized number of directors of the Board;

(vii)	effects a voluntary liquidation, dissolution or winding up of a Group Company;

(viii)	effects any consolidation, reorganization or merger of a Group Company with or into any other corporation or entity;

(ix)	will result in a sale, license or disposition of all or substantially all of the assets (or of any material portion of the assets) of a Group Company or exclusively licenses all or substantially all of its property or business to a single entity or a group of entities, in any case in a single transaction or a series of transactions;

(x)	acquires any entity, business or assets by means of merger, consolidation, recapitalization, purchase of assets or otherwise, involving the issuance of consideration by a Group Company having a fair market value individually or in the aggregate in excess of US$5,000,000.00; or

(xi)	effects a change in the primary nature of the Company’s business.

62.	Subject to Articles 61A and 61B of these Articles, no business, save the election of a Chairman of the meeting, shall be transacted at any general meeting, unless a quorum is present when the meeting proceeds to business. Two members present in person or by proxy and holding between them at least 51per centum in par value of the issued shares of the Company for the time being shall be a quorum for all purposes.

63.	The Chairman (if any) of the Board or, in his absence, a Deputy Chairman (if any) shall preside as Chairman at every general meeting. If there is no such Chairman or Deputy Chairman, or if at any meeting neither the Chairman nor a Deputy Chairman is present within fifteen minutes after the time appointed for holding the meeting, or if neither of them is willing to act as Chairman, the Directors present shall choose one of their number to act, or if one Director only is present he shall preside as Chairman if willing to act. If no Director is present, or if each of the Directors present declines to act as Chairman, the persons present and entitled to vote shall elect one of their number to be Chairman of the meeting.

64.	If within fifteen minutes from the time appointed for the meeting a quorum be not present, the meeting, if convened upon a requisition as specified in Article 58, shall be dissolved; but in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other day, time and place as the Chairman of the meeting may determine. If at such adjourned meeting a quorum be not present within fifteen minutes from the time appointed for the meeting, the members present in person or by proxy shall be a quorum.

65.	The Chairman of any general meeting at which a quorum is present may, with the consent of the meeting, and shall, if so directed by the meeting, adjourn the meeting from time to time and from place to place or sine die; but no business shall be transacted at any adjourned meeting other than business which might have been transacted at the meeting from which the adjournment took place, unless due notice thereof is given or such notice is waived in the manner prescribed by these Articles. When a meeting is adjourned for 30 days or more, or sine die, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjourned meeting or the business to be transacted thereat. Where a meeting is adjourned sine die the time and place for the adjourned meeting shall be fixed by the Directors.

66.	Subject to the provisions of the Law, a resolution in writing signed by all the members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. A written notice of confirmation of such resolution in writing sent by or on behalf of a member shall be deemed to be his signature to such resolution in writing for the purposes of this Article. Such resolution in writing may consist of several documents, and each such document shall be certified by a Director or the Secretary to contain the correct version of the proposed resolution.

VOTING

67.	(a)	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless, before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll, a poll is demanded by : -

(i)	the Chairman of the meeting; or

(ii)	at least two members present in person or by proxy and entitled to vote; or

(iii)	any member or members present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all members having the right to attend and vote at the meeting; or

(iv)	any member or members present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

(b)	Unless a poll is so demanded and the demand is not withdrawn, a declaration by the Chairman that a resolution has, on a show of hands, been carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive evidence of the fact without proof of the number of the votes recorded for or against such resolution.

(c)	The holders of Preference Shares shall be entitled to vote together with the holders of the ordinary shares as a single class in a shareholders’ meeting. The holders of Preference Shares shall be entitled to such number of votes in a shareholders’ meeting as would be granted to such holders had they fully converted all of their Preference Shares held by them, at that point in time, into ordinary shares as provided herein. The holders of Preference Shares shall be entitled to notice of any shareholders’ meetings in accordance with these Articles.

68.	A demand for a poll may be withdrawn only with the approval of the meeting. If a poll be directed or demanded in the manner above mentioned it shall (subject to the provisions of Article 69 hereof) be taken at such time (being not later than seven days after the date of the demand) and in such manner as the Chairman of the meeting may appoint. No notice need be given of a poll not taken immediately. The result of such poll shall be deemed for all purposes to be the resolution of the meeting at which the poll was so directed or demanded.

69.	In the case of an equality of votes at any general meeting, whether upon a show of hands or on a poll, the Chairman of the meeting shall be entitled to a second or casting vote.

70.	A poll demanded upon the election of a Chairman or upon a question of adjournment shall be taken forthwith. Any business, other than that upon which a poll has been demanded, may be proceeded with pending the taking of the poll.

71.	(a)	No objection shall be made to the validity of any vote except at a meeting or poll at which such vote shall be tendered and every vote whether given personally or by proxy not disallowed at such meeting or poll shall be deemed valid for all purposes whatsoever of such meeting or poll.

(b)	In case of any dispute as to voting the Chairman shall determine the same, and such determination shall be final and conclusive.

72.	Subject to any special rights or restrictions for the time being attaching to any special class of shares in the capital of the Company, on a show of hands every member who is present in person or by proxy or by attorney shall be entitled to one vote only, and, in the case of a poll, every member present in person or by proxy or by attorney shall be entitled to one vote for each share held by him on an as-converted-to- Ordinary-Share basis.

73.	On a poll, votes may be given either personally or by proxy and a member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

74.	A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, curator bonis or other person in the nature of a committee or curator bonis appointed by that court, and any such committee, curator bonis or other person may, on a poll, vote by proxy. If any member be a minor, he may vote by his guardian or one of his guardians who may give their votes personally or by proxy.

PROXIES

75.	(a) A proxy need not be a member of the Company.

(b)	An instrument appointing a proxy shall be in writing in any usual or common form or in any other form which the Directors may accept, and shall be deemed, save where the contrary appears on the face of the instrument of proxy, to confer authority to demand or concur in demanding a poll and to include power to act generally at the meeting for the person giving the proxy and any adjournment thereof, and either to vote on any resolution (or amendment thereto) put to the meeting for which it is given as the proxy thinks fit. No instrument appointing a proxy shall be valid except for the meeting mentioned therein and any adjournment thereof.

76.	The instrument appointing a proxy shall be signed by the appointor, or his duly authorised attorney in writing or, if such appointor be a corporation, under its common seal or signed by such officer, attorney or other person duly authorised in that behalf.

77.	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power or authority, shall be deposited at the Office, or such other place as may be notified in the notice of the meeting, at least 48 hours before the time fixed for holding the meeting at which the person named in such instrument proposes to vote or, in the case of a poll, not less than 24 hours before the time appointed for taking the poll; otherwise the person so named shall not be entitled to vote in respect thereof except with the approval of the Chairman of the meeting.

78.	Any member may by power of attorney appoint any person to be his attorney for the purpose of voting at any meeting, and such power may be a special power limited to any particular meeting or a general power extending to all meetings at which such member is entitled to vote. Every such power shall be deposited at the Office, or such other place as may be notified in the notice of the meeting, at least 48 hours before being acted upon.

79.	(a)	An instrument of proxy may be revoked by forwarding to the Office, or such other place as may be notified in the notice of the meeting, written notification of such revocation signed by or on behalf of the person who issued or authorised the issue of the instrument of proxy.

(b)	A vote given in accordance with the terms of an instrument of proxy or power of attorney shall be valid notwithstanding the previous death or insanity of the principal, or revocation of the proxy or power of attorney, or transfer of the shares in respect of which the vote is given, provided that no intimation in writing of the death, insanity, revocation or transfer shall have been received at the Office, or such other place as may be notified in the notice of the meeting, 24 hours at least before the time fixed for holding the meeting, or adjourned meeting, or the taking of the poll, at which the instrument of proxy is to be used.

CORPORATIONS ACTING BY REPRESENTATIVES

80.	Any corporation which is a member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual member of the Company.

DIRECTORS

81.	The first Directors shall be appointed in writing by the subscribers to the Memorandum of Association of the Company or by the Company in general meeting.

82.	The number of Directors shall be eight (8).

83.	A Director need not hold any shares in the Company. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at general meetings.

DIRECTORS’ REMUNERATION

84.	The remuneration of the Directors shall from time to time be determined by the Company in general meeting. Such remuneration shall be deemed to accrue from day to day. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company.

POWERS OF DIRECTORS

85.	Subject to the provisions of the Law, the Memorandum of Association of the Company, these Articles and any direction given by special resolution, the business of the Company shall be managed by the Directors, who shall pay all expenses incurred in the formation and registration of the Company, and who may exercise all such powers of the Company as are not by the Law or by these Articles required to be exercised by the Company in general meeting, subject to any provision in these Articles or the Law and to such regulations, not being inconsistent with any such provision, as may be prescribed by the Company in general meeting; but no such regulation shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

86.	The Directors may establish any local boards or agencies for managing any of the affairs of the Company, either in Hong Kong or elsewhere, and may appoint any persons to be members of such local boards, or any managers or agents for the Company, and may fix their remuneration, and may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate, and may authorise the members of any local boards, or any of them, to fill any vacancies therein, and to act notwithstanding vacancies, and any such appointment and delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

87.	The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or any fluctuating body of persons, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

88.	Subject to and to the extent permitted by the Law, the Company, or the Directors on behalf of the Company, may cause to be kept in any territory a Branch Register of members resident in such territory, and the Directors may make and vary such regulations as they may think fit respecting the keeping of any such Branch Register.

89.	All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments, and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

90.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures including, subject to the provisions of the Law, convertible debentures and convertible debenture stock, and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

91.	The Company may by special resolution remove any Director notwithstanding anything in these Articles or in any agreement between him and the Company (but without prejudice to any right to damages for termination of such agreement not in accordance with the terms thereof), and may, if thought fit, by ordinary resolution, appoint another person in his stead.

92.	The Company may, without prejudice to the powers of the Directors under Article 93, from time to time, by ordinary resolution appoint new Directors to fill a casual vacancy and, subject to Article 61A of these Articles, change the number of Directors specified in Article 82.

93.	The Directors shall have power, exercisable at any time and from time to time, to appoint any other person as a Director to fill a casual vacancy.

94.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as the number of Directors is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose. If there shall be no Directors able or willing to act, then any member may summon a general meeting for the purpose of appointing Directors.

ALTERNATE DIRECTORS

95.	Each Director may by written notification to the Company nominate any other person to act as alternate Director in his place and, at his discretion, in similar manner remove such alternate Director. A Director may appoint two or more persons in the alternative to act as Alternate Director and in the event of any dispute as to who is to represent the Director as his Alternate the first named of such alternative persons shall be the only person recognised as the Alternate Director and shall in any case be the only person entitled to receive notice of Directors’ meetings in the absence of his appointor. The alternate Director shall (except as regards the power to appoint an alternate) be subject in all respects to the terms and conditions existing with reference to the other Directors of the Company; and each alternate Director, whilst acting as such, shall exercise and discharge all the functions, powers and duties of the Director he represents, but shall look to such Director solely for his remuneration as alternate Director. Every person acting as an alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor. Any person appointed as an alternate Director shall vacate his office as such alternate Director as and when the Director by whom he has been appointed removes him or vacates office as Director. A Director shall not be liable for the acts or defaults of any alternate Director appointed by him.

DISQUALIFICATION OF DIRECTORS

96.	The office of a Director shall ipso facto be vacated:- (a) if he becomes prohibited by law or court order from being a Director; (b) if a receiving order or, in the case of a company, a winding up order is made against him or he makes any arrangement or composition with his creditors; (c) if he becomes of unsound mind; (d) if he gives the Company notice in writing that he resigns his office; (e) if he is removed by a special resolution of the Company in accordance with the provisions of these Articles; (f) if he is convicted of an arrestable offence.

DIRECTORS’ INTERESTS

97.	A Director may hold any other office or place of profit under the Company (other than the office of Auditor), and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director, for such period and on such terms (as to remuneration and otherwise) as the Directors may determine. No Director or intending Director shall be disqualified by his office from contracting with the Company, nor shall any contract or arrangement entered into by or on behalf of the Company in which any Director or intending Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit, remuneration or other benefits of such Director holding that office, or of any fiduciary relationship thereby established.

98.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract (being a contract of significance in relation to the Company’s business) with the Company shall declare the nature of his interest in accordance with the provisions of the Law. A general notice given to the Directors by a Director to the effect that he is a member of a specified company or firm, and is to be regarded as interested in any contract, arrangement or dealing which may, after the date of the notice, be entered into or made with that company or firm, shall, for the purposes of this Article, be deemed to be a sufficient disclosure of interest in relation to any contract, arrangement or dealing so entered into or made.

99.	A Director may vote as a Director in regard to any contract or arrangement in which he is interested or upon any matter arising thereout, and if he shall so vote his vote shall be counted and he shall be taken into account in determining a quorum when any such contract or arrangement is under consideration.

100.	A Director may hold office as a Director in or as manager of any other company in which the Company is a shareholder or is otherwise interested, and (subject to any agreement with the Company to the contrary) shall not be liable to account to the Company for any remuneration or other benefits receivable by him from such other company. The Board may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Board thinks fit (including the exercise thereof in favour of any resolution appointing the Directors or any of the Directors of such company or voting or providing for the payment of remuneration to the Directors of such company) and any Director of the Company may vote in favour of the exercise of such voting rights other than his own appointment or the arrangement of the terms thereof, in manner aforesaid.

MANAGING DIRECTORS AND OTHER APPOINTMENTS

101.	The Directors may, from time to time, appoint one or more of their number to be Managing Director or Joint Managing Director of the Company, or to hold such office in the management, administration or conduct of the business of the Company as they may decide, and for such period and upon such terms and for such remuneration as the Directors shall think fit, and the Directors may also, from time to time (subject to the provisions of any agreement between him or them and the Company) remove him or them from office, and appoint another or others in his or their place or places.

102.	A Managing Director or a Joint Managing Director (subject to the provisions of any agreement between him as Managing Director or a Joint Managing Director and the Company) shall be subject to the same provisions as to resignation and removal as the other Directors of the Company, and shall ipso facto and immediately cease to be Managing Director or Joint Managing Director if he shall cease to hold the office of Director.

103.	The Directors may, from time to time, entrust to and confer upon any Managing Director, Joint Managing Director or Director holding any other office in the management, administration or conduct of the business of the Company, such of the powers exercisable under these Articles by the Directors as they may think fit, and may confer such powers for such time, and to be exercised for such objects and purposes, and upon such terms and conditions and with such restrictions as they may consider expedient, and may confer such powers collaterally with, or to the exclusion of, and in substitution for, all or any of the powers of the Directors in that behalf, and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

104.	The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings as they think fit, and determine the quorum necessary for the transaction of business. Unless otherwise determined by the Board or as otherwise provided in these Articles, three Directors shall constitute a quorum. Subject to Article 111A of these Articles, questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the Chairman of the meeting shall have a second or casting vote. A Director or the Secretary may, at any time, summon a meeting of the Directors.

105.	Notice of a meeting of Directors shall be deemed to be duly given to a Director if it is given to him personally in writing or by word of mouth or sent to him at his last known address or any other address given by him to the Company for this purpose. A Director may consent to short notice of and may waive notice of any meeting and any such waiver may be retrospective.

106.	The Directors may elect a Chairman of the Board and determine the period for which he is to hold office; but if no such Chairman be elected, or if at any meeting the Chairman be not present within fifteen minutes after the time appointed for holding the same, the Directors present shall choose one of their number to be Chairman of such meeting.

107.	(a)	Subject to Article 111A of these Articles, a resolution in writing signed by a simple majority of the Directors for the time being shall be as effective for all purposes as a resolution of the Directors passed at a meeting duly convened, held and constituted. A written notification of confirmation of such resolution in writing sent by a Director shall be deemed to be his signature to such resolution in writing for the purposes of this Article. Such resolution in writing may consist of several documents, each signed by one or more Directors.

(b)	Any Director or member of a committee of Directors may participate in a meeting of the Directors or such committee by means of telephone or other audio communications equipment whereby all persons attending or participating in the meeting can hear each other. The person or persons participating in the meeting in the aforesaid manner shall be deemed for all purposes to be present in person at such meeting.

108.	Unless otherwise provided in these Articles, a meeting of the Directors at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Directors generally.

109.	The Directors may, from time to time, appoint committees consisting of such persons as they think fit, and may delegate any of their powers to any such committee and, from time to time, revoke any such delegation and discharge any such committee wholly or in part. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may, from time to time, be imposed upon it by the Directors. Any such committee shall be properly constituted even if it consists of one person.

110.	The meetings and proceedings of any such committee consisting of two or more members shall be governed mutatis mutandis by the provisions of these Articles regulating the meetings and proceedings of the Directors insofar as the same are not superseded by any regulations made by the Directors under the last preceding Article.

111.	All acts done bona fide by any meeting of the Directors or of a committee of Directors, or by any persons acting as Directors, shall, notwithstanding that there was some defect in the appointment of any such Directors or persons acting as aforesaid, or that they or any of them were disqualified, or had vacated office, be as valid as if every such person had been duly appointed and was qualified and continued to be a Director.

111A.	No resolution shall be passed or other decision or action taken by or on behalf of the Company, or the Board, concerning any of the following matters with respect to the Company without the affirmative vote or consent recorded in writing of at least eighty-one percent (81%) of the members of the Board and the Company shall procure, as applicable, that no resolution shall be passed or other decision of action taken by or on behalf of Home Inns Beijing, Home Inns Shanghai or the Relevant Subsidiary concerning any of the following matters with respect to Home Inns Beijing, Home Inns Shanghai or the Relevant Subsidiary, as applicable, without the affirmative vote or consent recorded in writing of at least eighty-one percent (81%) of the members of the Board:

(i)	the entering into of any contract or transaction outside the ordinary course of its business, in excess of US$200,000;

(ii)	the granting of any guarantee, indemnity or security or the creation of any mortgage, charge or encumbrance in favor of any person other then a Group Company;

(iii)	any significant change to its business to areas materially different from the current products and/or services offered;

(iv)	declare, make, or pay any distribution of capital, income, and/or dividends to the member of the Company, Home Inns Beijing or Home Inns Shanghai, as applicable;

(v)	repurchase or cancel any capital stock of the Company, Home Inns Beijing or Home Inns Shanghai;

(vi)	enter into any material transaction with any member of the Board, officer, employee, or member of the Company or any company controlled, directly or indirectly, by a member of the Board, officer, employee or member of the Company not in the ordinary course of business or on terms more favorable than those provided to unrelated third parties under similar circumstances;

(vii)	the appointment of or change in the auditor of the Company, unless such auditor is a “Big 4” accounting firm; and

(viii)	the sale, transfer, lease, assignment or other disposal of a material part of the its undertaking, property and/or assets with a book value (as reflected in its respective financial statements) in excess of US$400,000 or the entering into of any contract to do so.

MINUTES

112.	The Directors shall cause to be entered and kept in books provided for the purpose minutes of the following:-

(a)	all appointments of officers;

(b)	the names of the Directors and any alternate Director who is not also a Director present at each meeting of the Directors and of any committee of Directors;

(c)	all orders made by the Directors and committees of Directors; and

(d)	all resolutions and proceedings of general meetings and meetings of the Directors and committees. Any such minutes of any meeting of the Directors, or any committee, or of the Company, if purporting to be signed by the Chairman of such meeting, or by the Chairman of the next succeeding meeting shall be receivable as prima facie evidence of the matters stated in such minutes.

THE SEAL

113.	The Directors shall forthwith procure a common seal to be made for the Company, and shall provide for the safe custody thereof. The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors or a committee of the Directors and every instrument to which the Seal shall be affixed shall be signed by one Director or some other person nominated by the Directors for the purpose.

114.	(a)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(b)	A Director or office, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

SECRETARY

115.	The Company may have a Secretary. The Secretary and any joint secretaries or deputy or assistant secretary or secretaries may be appointed by the Directors for such term, at such remuneration and upon such conditions as the Directors may think fit and the Secretary and any joint secretaries or deputy or assistant secretary so appointed may at any time be removed from office by the Directors. A Director may be the Secretary.

DIVIDENDS AND RESERVES

116.	(a)	Subject to the Law and Article 111A of these Articles, the Company may by ordinary resolution declare dividends but no such dividend shall exceed the amount recommended by the Directors.

(b)	No distribution shall be made save in accordance with the provisions of the Law and Article 111A of these Articles.

(c)	The Series C Preference Shares shall rank pari passu with the Series B Preference Shares in any entitlement to dividends.

117.	Subject to Article 111A of these Articles, the Directors may, if they think fit, from time to time, pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company. If at any time the share capital of the Company is divided into different classes the Directors may pay such interim dividends in respect of those shares in the capital of the Company which confer on the holders thereof deferred or non-preferred rights as well as in respect of those shares which confer on the holders thereof preferential or special rights in regard to dividend, and provided that the Directors act bona fide they shall not incur any responsibility to the holders of shares conferring a preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or nonpreferred rights. The Directors may also pay at halfyearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate if they are of the opinion that the profits justify the payment.

118.	Subject to Article 111A of these Articles, the Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the company) as the Directors may from time to time think fit. The Directors may also without placing the same to reserve carry forward any profits which they may think prudent not to divide.

119.	No dividend shall be payable except out of the profits of the Company, and no dividend shall bear interest as against the Company.

120.	The Directors may retain any dividend or other monies payable on or in respect of a share on which the Company has a lien, and may apply the same in or towards satisfaction of the debts and liabilities in respect of which the lien exists.

121.	Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors, may specify that the same shall be payable to the persons registered as the holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any such shares. The provisions of this Article shall mutatis mutandis apply to capitalisations to be effected in pursuance of these Articles.

122.	Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, all dividends shall (as regards any shares not fully paid throughout the period in respect of which the dividend is paid) be apportioned and paid pro rata according to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purposes of this Article no amount paid on a share in advance of calls shall be treated as paid on the share.

123.	Unless otherwise directed, any dividend or other monies payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post to the registered address of the member or person entitled, or, in the case of joint holders, to the registered address of that one whose name stands first on the register in respect of joint holding, or addressed to such person at such address as the holder or joint holders shall direct. The Company shall not be liable or responsible for any cheque or warrant lost in transmission nor for any dividend or other monies lost to the member or person entitled thereto by the forged endorsement of any cheque or warrant. Payment of the cheque or warrant by the banker on whom it is drawn shall be a good discharge to the Company.

124.	Subject to Article 111A of these Articles, the Directors may, with the sanction of the Company in general meeting, distribute in specie or in kind among the members in satisfaction in whole or in part of any dividend any of the assets of the Company, and in particular any shares or securities of other companies to which the Company is entitled.

125.	All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed, and all dividends unclaimed for two years after having been declared may be forfeited by the Directors and shall revert to the Company. The payment into a separate account of any monies payable in respect of a share shall not constitute the Company a trustee in respect thereof for any person.

CAPITALISATION OF RESERVES ETC.

126.	The Company in general meeting may upon the recommendation of the Directors resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sums be set free for distribution amongst the members who would have been entitled thereto if distributed by way of dividend and in the same proportions, on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such members respectively or paying up in full unissued shares or debentures or other obligations of the Company to be allotted and distributed credited as fully paid up to and amongst such members in the proportions aforesaid, or partly in one way and partly in the other, and the Directors shall give effect to such resolution:

PROVIDED that a share premium account and a capital redemption reserve fund may, for the purposes of this Article, only be applied in the paying up of unissued shares to be issued to members of the Company as fully paid bonus shares.

127.	Whenever such a resolution as aforesaid shall have been passed the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto.

128.	For the purpose of giving effect to any resolution under Articles 124 and 126 hereof the Directors may settle any difficulty which may arise in regard to the distribution as they think expedient, and in particular may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any members upon the footing of the value so fixed or that fractions of such value as the Directors may determine may be disregarded in order to adjust the rights of all parties, and may vest any such cash or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalised fund as may seem expedient to the Directors. The Directors may appoint any person to sign contracts for allotment on behalf of the persons entitled to share in the appropriation and distribution, and such appointment shall be effective and binding upon all concerned, and the contract may provide for the acceptance by such persons of the shares or debentures to be allotted and distributed to them respectively in satisfaction of their claims in respect of the sum so capitalised.

ACCOUNTS AND AUDITORS

129.	(a)	The Directors shall cause proper and true books of account to be kept of all sums of money received and expended by the Company, and the matters in respect of which such receipt and expenditure take place; of all sales and purchases of goods by the Company; and of the assets and liabilities of the Company and of all other matters necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

(b)	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorised by the Directors or by the Company in general meeting.

130.	The Directors shall from time to time, in accordance with the provisions of the Law, cause to be prepared and to be laid before the Company in general meeting such Profit and Loss Accounts, Balance Sheets, Group Accounts (if any) and Reports as are required by the Law.

131.	A copy of every Balance Sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in general meeting, together with a copy of the Directors’ Report and a copy of the Auditors’ Report, shall, not less than 21days before the date of the meeting, be sent to every member of, and every holder of debentures of, the Company and to all persons other than members or holders of debentures of the Company, being persons entitled to receive notices of general meetings of the Company:

PROVIDED that this Article shall not require a copy of those documents to be sent to any person of whose address the Company is not aware nor to more than one of the joint holders of any shares or debentures.

132.	Subject to Article 111A of these Articles, auditors shall be appointed and their duties regulated in the manner provided by the Law.

NOTICES

133.	Any notice or other document may be served by the Company upon any member either personally or by sending it through the post in a prepaid letter, envelope or wrapper addressed to such member at his registered address. Any notice, if posted from one country to another, is to be sent by prepaid airmail. The signature to any notice to be given by the Company may be written or printed.

134.	Each member shall, from time to time, notify in writing to the Company some place which shall be deemed his registered address within the meaning of the last preceding Article.

135.	Any notice sent by post shall be deemed to have been served on the fifth day after the day of posting. In proving such service it shall be sufficient to prove that the letter, envelope or wrapper containing the notice was properly addressed and put in the post as a prepaid letter.

136.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

137.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:-

(a)	every member except those members who have not supplied to the Company an address for the giving of notices to them;

(b)	every person entitled to a share in consequence of the death or bankruptcy of a member who, but for his death or bankruptcy, would be entitled to receive notice of the meeting; and

(c)	the Auditors for the time being of the Company. No other person shall be entitled to receive notices of general meetings.

138.	Any summons, notice, order or other document required to be sent to or served upon the Company, or upon any officer of the Company, may be sent or served by leaving the same or sending it through the post in a prepaid letter, envelope or wrapper, addressed to the Company or to such officer at the Office.

139.	In reckoning the period for any notice given under these Articles, the day on which notice is served, or deemed to be served and the day for which such notice is given shall be excluded.

WINDING UP

140.	(a)	In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Series C Preference Shares will rank pari passu with the Series B Preference Shares and the holders of Series C Preference Shares and Series B Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A Preference Shares and ordinary shares, by reason of their ownership thereof, the amount of two times the applicable Original Issue Price per share for each Series C Preference Shares and each Series B Preference Share (in each case adjusted to reflect share splits, share dividends, combinations, consolidations, recapitalizations and the like) then held by them, and in addition, an amount equal to all declared but unpaid dividends on such Preference Shares. If, upon the occurrence of such event, the assets and funds distributed among the holders of the Series C Preference Shares and Series B Preference Shares are insufficient to permit the payment of the full preferential amount to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series C Preference Shares and Series B Preference Shares in proportion to the applicable original issue price paid by each such holder for such Preference Shares.

(b)	After full payment has been made to the holders of Series C Preference Shares and Series B Preference Shares of the foregoing amounts to which they shall be entitled, holders of Series A Preference Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of ordinary shares, by reason of their ownership thereof, the amount of two times the Series A Original Issue Price per share for each Series A Preference Share (adjusted to reflect share splits, share dividends, combinations, consolidations, recapitalizations and the like) then held by them, and in addition, an amount equal to all declared but unpaid dividends on such Series A Preference Shares. If, upon the occurrence of such event, the assets and funds distributed among the holders of Series A Preference Shares are insufficient to permit the payment of the full preferential amount to such holders, then the remaining assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A Preference Shares in proportion to the number of Series A Preference Shares held by each holder.

(c)	After full payment has been made to the holders of Preference Shares of the foregoing amounts to which they shall be entitled, holders of the ordinary shares shall be entitled to receive all remaining assets (pro rata, based upon the number of ordinary shares held by each holder at the record date for such distribution of the Company).

(d)	For purposes of this Article 140, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include any of the following: (i) the Company’s sale of all or substantially all of its assets, or (ii) any merger, consolidation or other similar transaction involving the Company, unless upon the conclusion of such transaction, and after giving effect thereto, the members of the Company immediately prior to such transaction would continue to own, in substantially the same percentages, more than 50% of the shares of the surviving company following such transaction, or (iii) any transaction involving the transfer, directly or indirectly, of capital shares of the Company having 50% or more of the outstanding voting power of the Company.

(e)	For purposes of this Article 140, if the distributions or consideration received by the members of the Company is other than cash, its value will be deemed to be its fair market value. Whenever the distribution provided for in this Article 141 shall be payable in securities, such securities shall be valued as follows:

(i)	Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1)	If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(ii)	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a member’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding Preference Shares.

INDEMNITY

141.	Every Director, Managing Director, Agent, Auditor, Secretary and other officer for the time being of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in relation to the Company in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under the Law in which relief is granted to him by the court.

TRANSFER BY WAY OF CONTINUATION

142.	If the Company is exempted as defined in the Law, it shall, subject to the provisions of the Law and with the approval of a special resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.